Exhibit 12.3 - COMPUTATION OF RATIO OF ADJUSTED EBITDA TO INTEREST EXPENSE
                CONTINENTAL RESOURCES, INC.
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
                                       YEAR ENDED DECEMBER 31,

                            -------------------------------------------------
                              1994      1995      1996      1997      1998
                            -------   -------   -------    -------   --------
NET INCOME                    2,875     3,869    13,325     26,197   (17,980)

INCOME TAXES                  1,596     2,252     8,238     (8,941)   0

INTEREST EXPENSE                670     2,396     4,550      4,804    12,248

DD&A                          6,068     9,614    22,876     33,354    38,716

EXPLORATION EXPENSE           6,338     6,184     4,513      6,807     7,106

LITIGATION SETTLEMENT         0         0         0         (7,500)    0
                             ------    ------    -------    -------   -------

ADJUSTED EBITDA (1)<F1>      17,547    24,315    53,502     54,721    40,090

TOTAL DEBT                    6,272    44,265    54,759     79,62    167,639

TOTAL DEBT TO ADJUSTED EBITDA   0.4       1.8       1.0       1.5        4.2

<F1>
(1) ADJUSTED EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements. Adjusted EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The Company's computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.

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